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                                                               FEBRUARY 24, 1997

Mr. Ronald H. Echtenkamp
President and Chief Executive Officer
Ballantyne of Omaha, Inc.
4350 McKinley Street
Omaha, NE. 68112

    Re: Registration Statement on Form S-3

Dear Mr. Echtenkamp:

    We have acted as legal counsel for Ballantyne of Omaha, Inc., a Delaware corporation, (the "Company") in connection with the Company's preparation of the above-referenced Registration Statement on Form S-3 (the "Form S-3") being filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, (the "Act") and the prospectus (the "Prospectus"). The Form S-3 and the Prospectus relate to the registration by the Company of 323,400 shares of Common Stock to be issued upon exercise of a warrant (the "Warrant") granted to Merita Bank Ltd, 82,500 shares of Common Stock to be issued upon exercise of an option (the "Geller Option") granted to Geller & Friend Capital Partners, Inc., and 41,250 shares of Common Stock to be issued upon exercise of an option (the "Jaffoni Option") granted to Jaffoni & Collins, Inc.

    In connection herewith, we have examined: (i) the Form S-3 and the Prospectus; (ii) the Certificate of Incorporation, as amended, and the Bylaws as amended, of the Company; (iii) the corporate minutes and proceedings of the Company applicable to filing of the Form S-3; and (iv) such other proceedings, documents and records as we deem necessary or appropriate for the purpose of making this opinion. In making such examinations, we have assumed the genuineness of all signatures on all documents and conformed originals to all copies submitted to us as conformed or photocopies. In addition to such examination, we have ascertained or verified such additional facts as we deem necessary or appropriate for purposes of this opinion. However, as to various questions of fact material to our opinion, we have relied upon representations, statements or certificates of officers, directors, or representatives of the Company or others.

    Based upon the foregoing, we are of the opinion that: (i) the Company has been legally incorporated and is validly existing under the laws of the state of Delaware; and (ii) the shares to be issued upon exercise of the Warrant and Options upon issuance and payment therefore, as contemplated by the respective Warrant or Option Agreements, the Form S-3 and the Prospectus, will be validly issued, fully paid and non-assessable Common Stock of the Company.

    We hereby consent to the filing of this opinion as an exhibit to the Form S-3 and to any references to our firm in the Prospectus. In giving this consent we do not admit that we have come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission promulgated thereunder.

                                          Very truly yours,

                                          Cline, Williams, Wright,

                                          Johnson and Oldfather